SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2004

______________________________________
(exact name of registrant as specified in its charter)
Florida	0-25681	65-0423422
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11760 U.S. Highway One 5th Floor North Palm Beach, Florida	33408
(zip code)

Registrant’s telephone number, including area code:     (561) 630-2400

Section 8 - Other Events

Item 8.01 Other Events.

In March 2002, American Interbanc Mortgage, LLC (“AI”), a mortgage lender that advertised on the Bankrate, Inc. (the “Company”) internet website, Bankrate.com (the “Website”), filed suit in the Superior Court of California against several of AI’s competitors (not including the Company) who also advertised on the website for (i) false advertising under the federal Lanham Act, (ii) common law unfair competition, and (iii) violations of certain sections of the California Business and Professions Code. In August 2002, the Company declined to renew AI’s advertising contract. In December 2002, AI filed a First Amended Complaint (the “Amended Complaint”), adding the Company as a Defendant, and asserting an additional claim for an alleged violation of the Cartwright Act, California’s antitrust law, alleging that the Company conspired with all of the co-defendants (various mortgage lenders and mortgage brokers) to allow them to engage in allegedly false advertising on the Website while also precluding AI from advertising on the Website. The Amended Complaint sought an undisclosed sum of monetary damages, restitution of profits, compensation acquired as a result of the allegedly wrongful conduct, attorney’s fees, costs, and injunctive relief.

The Company filed a special motion to strike the Amended Complaint under California’s anti-SLAPP (Strategic Lawsuits Against Public Participation) statute, contending that (i) AI’s claims against the Company were all based on publishing decisions protected by the First Amendment of the United States Constitution and its counterpart in the California Constitution, and (ii) AI could not establish a probability of success on the merits of its claims. The Company also filed a demurrer to the Amended Complaint, contending that it failed to state facts constituting a valid cause of action against the Company. AI filed motions (i) for a preliminary injunction against the Company, seeking an order requiring the Company to publish AI’s advertisements and to cease publishing the alleged false advertisements of AI’s competitors, and (ii) seeking sanctions against the Company for having filed an allegedly “frivolous” anti-SLAPP motion. By Orders dated April 24, and May 22, 2003, the trial court (i) denied the Company’s anti-SLAPP motion, (ii) granted the Company’s demurrer as to AI’s common law unfair competition claim, but otherwise overruled the demurrer, (iii) denied AI’s motion for a preliminary injunction, and (iv) denied AI’s motion for sanctions.

On May 22, 2003, the Company appealed the order denying its anti-SLAPP claim, and AI, among other things, appealed the order denying its motion for preliminary injunction. The Court of Appeal of the State of California, Fourth Appellate District, affirmed the various appeals and denied all relief requested.

On January 15, 2004, AI filed its Second Amended Complaint asserting five counts, including claims for (i) false advertising under the Lanham Act, against all Defendants, (ii) restraint of trade under the Cartwright Act, against all Defendants, (iii) intentional interference with economic relations, against Defendants other than the Company, (iv) intentional interference with prospective economic advantage, against some Defendants including the Company, and (v) false advertising and unfair trade practices, against all Defendants. The complaint seeks unspecified damages, including treble damages, interest, attorney’s fees, and costs, disgorgement of property and profits allegedly wrongfully acquired, restitution, an accounting, and injunctive relief.

On December 20, 2004, the Company received a Statement of Damages (the “Statement”) by which Plaintiff, for the first time, has indicated the amount of damages it allegedly seeks. In the Statement the Plaintiff states, without factual explanation, that it “is informed and believes that its damages are not less than $16.5 million,” allegedly “incurred as a proximate result of [all] Defendants’ wrongful conduct.” Plaintiff seeks to have those damages trebled and also seeks “reasonable attorney’s fees pursuant to 15 U.S.C. Section 1117(b) and California Business and Professions Code Section 16750(a),” and costs. In connection with the causes of action for intentional interference with economic relations and prospective economic advantage, Plaintiff in its Statement “reserves the right to seek not less than $33 million in punitive damages when it seeks a judgment” in the action.

The Company strongly believes that all of AI’s claims against it are factually and legally without merit. The Company will continue vigorously to defend itself against all AI’s claims, and will continue to seek redress through all applicable remedies for any injuries suffered by the Company in connection with this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKRATE, INC.

Date: January 3, 2005	By:	/s/ Thomas R. Evans
Thomas R. Evans
President and Chief Executive Officer